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                                                                   Exhibit 10.22

                    SEPARATION AGREEMENT, RELEASE AND WAIVER

      In consideration of their mutual promises and agreements and subject to the terms and conditions set forth below in this agreement, National Processing, Inc., an Ohio corporation ("National Processing") and Thomas A. Wimsett ("Executive") hereby agree as follows:

1. Executive agrees that his last day of active work was September 27, 2002 (the "Termination Date"). National Processing agrees to continue Executive's base salary for a three year period beginning on the Termination Date (the "Salary Continuation Period"). The base salary will be paid in the same manner as Executive's base salary was paid prior to the Termination Date. In addition, National Processing will pay Executive, within 15 days of execution of this Agreement, the gross amount of $500,000.00. If necessary in order to provide the various benefits provided under this Agreement, Executive may be regarded as an Employee under these specified plans or programs during the Salary Continuation Period, but otherwise will not be an employee for any period after the Termination Date.

2. During the Salary Continuation Period, National Processing will continue to provide Executive those benefits and perquisites that are provided to employees generally and without regard to officer title, salary grade level or status, to the extent that those benefits and perquisites were provided to Executive prior to the Termination Date, except that Executive's coverage under or participation in the National Processing Inc.'s Short Term Disability Payment Policy, National Processing Company Long Term Disability Plan, National Processing's vacation policy and any National Processing Severance Benefit Policy shall end on the Termination Date. Executive will be paid accrued but unused vacation as of the Termination Date, but will not accrue vacation during the Salary Continuation Period.

3 Executive will be entitled to receive any and all payments pursuant to the National Processing Company Long-Term Incentive Compensation Plan for the plan cycle ending December 31, 2002, as if he had been employed until the end of 2002. Executive will not be entitled to any payments for plan cycles ending after December 31, 2002.

4. Executive acknowledges that he is not entitled to any severance allowance and benefits from National Processing and its Affiliates other than as set forth in this Agreement.

5 For purposes of vesting and exercising any stock options granted to Executive pursuant to the National Processing, Inc. 1996 Stock Option Plan and the National Processing, Inc. 2000 Stock Option Plan, Executive will be treated as continuing his employment during the Salary Continuation Period. Executive agrees that there will be no "Additional Options" awarded to Executive as provided by Section 5 of the National Processing, Inc. 1996 Stock Option Plan and the National Processing, Inc. 2000 Stock Option Plan and any of his stock option agreements with respect to any stock options exercised after the Termination Date.

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6. For purposes of vesting of restricted stock grants awarded pursuant to the
National City Corporation Amended and Restated 1997 Restricted Stock Plan, Executive will be treated as continuing his employment during the Salary Continuation Period.

7. For purposes of vesting of restricted stock grants awarded pursuant to the National Processing, Inc. 2001 Restricted Stock Plan, Executive will be treated as continuing his employment during the Salary Continuation Period.

8. National Processing will pay for financial planning and tax return preparation services provided to Executive by National City Bank in connection with tax year 2002.

9. Executive hereby agrees to the termination of the Severance Agreement by and between National Processing, Inc. and Executive, dated June 7, 1996, and to the Employment Agreement and Undertaking of Confidentiality by and between National Processing Company and Executive dated December 12, 1997 ("Employment Agreement"), and waives and releases any claims under those agreements, except that paragraphs 6 through 19 and 23 through 26 of the Employment Agreement shall continue in full force and effect. For the purposes of paragraphs 6 through 19 and 23 through 26 of the Employment Agreement, Executive's termination date of Employment shall be September 27, 2002.

10. All payments of base salary, other compensation, benefits and perquisites shall be made less withholding for all amounts which National Processing and its Affiliates (as hereinafter defined) are required to withhold and all amounts which Executive has authorized National Processing and its Affiliates to withhold.

11. Executive waives any and all rights, benefits and claims to any payment, benefit, program, perquisite, award or compensation that he is or may be entitled except as provided in this Separation Agreement, except that this Agreement will not affect in any way any rights Executive may have under the National City Corporation Non-Contributory Retirement Plan, any and all sums Executive shall have in the National Processing 401K Plan and any and all sums Executive shall have in the National City Corporation Executive Savings Plan. Executive shall be entitled to participate in the Executive Savings Plan and the National Processing 401K Plan during the salary continuation period. Executive will return all National Processing property, including data and records, to National Processing no later than October 4, 2002.

12. Executive hereby releases and waives any and all rights and claims he may have against National Processing and its Affiliates, arising out of his employment with National Processing or its Affiliates, the cessation of his active work hereunder, the termination of his employment hereunder, any circumstances surrounding or statements made in connection with the cessation of his active work, his services as a director and the termination thereof. This release and waiver includes, but is not limited to, all rights, benefits or claims under any federal, state, or local law concerning employment relationships (including without limitation, so-called "whistleblower claims") or employment discrimination. Except for any breach(s) of this Agreement, National

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Processing and its Affiliates hereby releases and waives any and all rights and claims it may have against Executive arising out of his employment with National Processing or its Affiliates.

13. This release and waiver does not include, and Executive does not waive any rights, benefits or claims that Executive may have a) under workers' compensation laws, b) pursuant to the indemnification provisions contained in the by-laws of National Processing and its Affiliates, c) as an additional insured under any director and officer policy that National Processing and its Affiliates maintain or have maintained or d) for any breach(s) of this Agreement. National Processing will deliver to Executive a copy of the director and officer insurance policy that provides coverage to the officers and directors of National Processing.

14. Executive acknowledges that he has been advised to consult an attorney and represents that he has consulted an attorney prior to executing this agreement.

15. Executive represents and warrants that, during his employment with National Processing and its Affiliates, he complied with the National Processing Code of Ethics. Executive understands that it is his obligation to keep confidential all information with respect to National Processing and its Affiliates, their customers, and their suppliers. In no case will such information be divulged to anyone outside of National Processing and its Affiliates except Executive's attorney, including family or friends, or to other employees of National Processing and its Affiliates, or used by the Executive. Executive shall not at any time divulge, disclose or communicate to any person, firm or corporation, except for his immediate family, attorneys and accountants, the existence or any terms of this agreement except to communicate that the executive is no longer employed by National Processing. National Processing and its Affiliates and Executive agree to make no statements, whether written or oral, nor take any action that would result in the injury or impairment of the reputation or goodwill of Executive or National Processing and its Affiliates or of the business of National Processing and its Affiliates. Executive further represents and warrants that, to the best of his knowledge: (I) there are no previously undisclosed facts or issues involving National Processing and its Affiliates which require or will require public disclosure or public filing under any statute, regulation or other legal requirement; (II) there is no untrue statement(s) of a material fact or omission to state a material fact necessary in order to make the statements made in any public filing, disclosure and release concerning National Processing and its Affiliates, in light of the circumstances under which said statements were made, not misleading; (III) there are no deficiencies in the design or operation of internal controls of National Processing and its Affiliates; (IV) there has been no fraud that involves management or other employees who have a role in National Processing internal controls, and (V) Executive is not resigning as a Director of National Processing because of a disagreement with National Processing on any matter relating to National Processing's operations, policies or practices. Further, Executive acknowledges that he has signed, certified or otherwise verified various public filings, disclosures and releases concerning National Processing and it business operations and that, to the best of his knowledge, all such certifications and verifications are correct and accurate and that there are no facts or issues which would require correction, amendment, change or addition to any such statements or documents.

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16. Executive hereby resigns from his position as President and Chief Executive
Officer of National Processing, as director of National Processing and any other officer title and/or director position(s) that he currently holds at National Processing and its Affiliates.

17. For purposes of this agreement the term "National Processing and its Affiliates" means National Processing and its subsidiaries; National City Corporation and its subsidiaries; and all of their current and former officers, directors, and employees.

18. The release and waiver of all rights, benefits and claims covered by this agreement applies to Executive and his estate. If Executive breaches any provision of this Separation Agreement or paragraphs 6 through 19 and 23 through 26 of the Employment Agreement, National Processing's obligation to provide any benefits or payments hereunder after such breach shall immediately cease. Such cessation shall not terminate Executive's obligations under this Agreement, including without limitation the release and waiver of claims as described herein and the provisions of Paragraph 9 incorporating certain terms of the Employment Agreement.

19. In the event that National Processing or its Affiliates require Executive to consult on business and/or legal matters, National Processing and its Affiliates shall pay Executive for such time spent on a reasonable basis.

20. Executive acknowledges that he has completely read, fully understands, and voluntarily signed this agreement.


      IN WITNESS WHEREOF, the parties hereto have duly executed this agreement on this 29th day of September 2002.

National Processing, Inc.
("National Processing")



by /s/ Jon L. Gorney                                 /s/ Thomas A. Wimsett
   ----------------------------                      --------------------------
   Jon L. Gorney                                     Thomas A. Wimsett
   Chairman                                          ("Executive")

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